Exhibit 10.7.2

CATHAY GENERAL BANCORP

2005 INCENTIVE PLAN

STOCK OPTION AGREEMENT (NONSTATUTORY)

THIS STOCK OPTION AGREEMENT (the “Agreement”), dated                     , (“Grant Date”) between Cathay General Bancorp, a Delaware corporation (the “Company”), and <EMPLOYEE NAME> (“Optionee”), is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the 2005 Incentive Plan (the “Plan”); and

WHEREAS, the Executive Compensation Committee or Equity Incentive Committee of the Board of Directors of the Company or its delegates (the “Committee”) has determined that Optionee shall be granted an option under the Plan as hereinafter set forth;

The parties hereby agree that the Company grants, effective as of the Grant Date, Optionee a nonstatutory (nonqualified) stock option (this “Option”) to purchase <SHARES> shares of its $0.01 par value Common Stock (the “Shares”) upon the terms and conditions set forth in this Agreement.

1. Plan Award. This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan.

2. Exercise Price. The exercise price applicable to this Option (meaning, the price Optionee must pay in order to purchase any Shares hereunder) shall be $                     per Share.

3. Transferability. This Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and is exercisable only by Optionee during his or her lifetime. This Option may not be transferred, assigned, pledged or hypothecated by Optionee during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4. Vesting and Exercise of Option. Subject to Optionee’s not experiencing a Termination of Employment during the following vesting term, Optionee shall vest and earn the right to exercise this Option on the following schedule: The Option shall become exercisable with respect to 20% of the number of Shares covered hereby on the first anniversary of the Grant Date, 20% of the number of Shares covered hereby on the second anniversary of the Grant Date, 20% of the Shares covered hereby on the third anniversary of the Grant Date, 20% of the Shares covered hereby on the fourth anniversary of the Grant Date, and 20% of the Shares covered hereby on the fifth anniversary of the Grant Date, so that this Option shall be fully exercisable on the fifth anniversary of the Grant Date.

5. Expiration. This Option will expire ten (10) years from the Grant Date, unless sooner terminated or canceled in accordance with the provisions of the Plan. This means that (subject to the continuing service requirement set forth in Section 4 above and subject to earlier termination upon certain other events as set forth in the Plan) this Option must be exercised, if at all, on or before                     (the “Expiration Date”). If this Option expires on a national holiday or weekend day, this Option will expire on the last trading day prior to the holiday or weekend. Optionee shall be solely responsible for exercising this Option, if at all, prior to its Expiration Date. The Company shall have no obligation to notify Optionee of this Option’s expiration.

6. Exercise Mechanics. This Option may be exercised by delivering to the Company at its principal executive office, to the attention of the officer of the Company designated by the Committee, a written or electronic notice stating the number of Shares as to which the Option is exercised or by any other method the Committee has approved. The notice must be accompanied by the payment of the full Option exercise price of such Shares. Exercise shall not be deemed to have occurred unless and until Optionee has delivered to the Company (or its authorized representative) an approved notice of exercise, full payment for the Shares with respect to which the Option is being exercised and payment of any applicable withholding taxes in accordance with Section 8 below. Payment of the Option exercise price may be in cash, cashier’s check, or wire transfer; provided, however, that any permitted method of payment shall be in strict compliance with all procedural rules established by the Committee.

7. Termination of Employment. All rights of Optionee in this Option, to the extent that it has not previously become vested and been exercised, shall terminate upon Optionee’s Termination of Employment except as set forth in this Section 7. The portion of the Option that relates to any Shares that were unvested and unexercisable as of the date of Optionee’s Termination of Employment shall terminate and expire effective immediately upon such date. With respect to the vested and exercisable portion of the Option, and subject to the following sentence:

(i) In the event of Termination of Employment other than as a result of Optionee’s death or disability, Optionee shall have ninety (90) days to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment; and

(ii) In the event of Termination of Employment as a result of Optionee’s death or disability (including a Total and Permanent Disability), Optionee shall have one (1) year to exercise the Option as to the Shares subject to the Option that were vested and exercisable as of the date of Termination of Employment.

Notwithstanding the above, in no event may an Option be exercised, even as to vested and otherwise exercisable Shares, after the Expiration Date set forth in Section 5 above.

8. Tax Matters. Regardless of any action the Company or Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Optionee’s responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and receipt of any dividends; and (ii) do not commit to structure the terms or the grant or any aspect of this Option to reduce or eliminate Optionee’s liability for Tax-Related Items. Prior to the exercise of this Option, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Optionee from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer or from proceeds of the sale of Shares. In addition, Optionee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Optionee’s participation in the Plan or Optionee’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items. Although Optionee is being provided in the Plan prospectus a description of certain tax consequences of transactions related to the Option, Optionee remains responsible for all such tax consequences and the Company shall not be deemed to provide any individual tax advice with respect thereto.

9. Optionee Consents. By accepting the grant of this Option, Optionee acknowledges and agrees that:

(i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

(ii) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if options have been granted repeatedly in the past;

(iii) Optionee’s participation in the Plan shall not create a right to further employment with Employer, shall not create an employment agreement between Optionee and his or her Employer and shall not interfere with the ability of Employer to terminate Optionee’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(iv) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and is outside the scope of Optionee’s employment contract, if any; and this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(v) in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from Termination of Employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Optionee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and

(vi) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary Termination of Employment (whether or not in breach of local labor laws), Optionee’s right to vest in options under the Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary Termination of Employment (whether or not in breach of local labor laws), Optionee’s right to exercise this Option after Termination of Employment, if any, will be measured by the date of termination of Optionee’s active employment and will not be extended by any notice period mandated under local law.

10. Data Transfer. Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this document by and among, as applicable, the Employer and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about Optionee, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number (or other identification number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in Optionee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). Optionee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than Optionee’s country. Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting                     . Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon the exercise of this Option. Optionee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Optionee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting                     in writing. Optionee understands that refusing or withdrawing consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, Optionee may contact                     .

11. Copies of Plan Materials. Optionee acknowledges that Optionee has received copies of the Plan and the Plan prospectus from the Company and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at http://www.cathaybank.com then selecting “About Us” and “Investor Information.” Optionee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to                    . If Optionee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control. The Optionee acknowledges that the Plan contains provisions that materially affect the rights and obligations of the Optionee.

12. Restrictions. Shares shall not be issued pursuant to the exercise of this Option unless the exercise of this Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. Stock certificates evidencing any Shares may bear such restrictive legends as the Company and the Company’s counsel deem necessary or advisable under Applicable Laws or pursuant to this Agreement or the Plan.

13. Entire Agreement; Plan Controls. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to Optionee’s interest except by means of a writing signed by the Company and Optionee. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Certain other important terms governing this Agreement are contained in the Plan.

CATHAY GENERAL BANCORP

By
[Name]
[Title]

Optionee hereby accepts and agrees to all of the terms and conditions of this Agreement and the Plan:

[Optionee Name] (“Optionee”)

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